STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM	Exhibit 4.26
MASTERCARD BRASIL SOLUÇÕES DE PAGAMENTO LTDA. Avenida das Nações Unidas, 14.171, Torre Crystal, 20 andar São Paulo, SP.
ADT: 02296/23
SECOND AMENDMENT TO THE STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM
This SECOND AMENDMENT TO THE STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM (“Second Amendment”) is entered into, on the date hereof, between MASTERCARD BRASIL SOLUÇÕES DE PAGAMENTO LTDA., limited liability corporation, headquartered in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 14.171, Rochaverá Corporate Plaza, Torre C Edifício Crystal Tower - 19º e 20º andares, enrolled with the Corporate Taxpayers’ Registry issued by the Ministry of Finance (“CNPJ/ME”) under No. 05.577.343/0001-37, herein represented pursuant to its articles of incorporation (“MASTERCARD BRASIL”); and PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A., corporation headquartered in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 1.384, 1º ao 10º andar, parte A, Jardim Paulistano, CEP 01.451--001, enrolled with CNPJ/ME under No. 08.561.701/0001--01, herein represented pursuant to its articles of association (“CLIENT” ). MASTERCARD BRASIL and CLIENT are hereinafter individually referred to as “Party”, and jointly as “Parties”.
Capitalized terms, whether in their singular or plural form, used in this Second Amendment shall have their definitions set forth in the STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM (“Agreement”) entered into between the Parties as of July 1st, 2020 (“Effective Date”)
Whereas:
a)As of July 1st, 2020, the Parties executed the Agreement with the purpose, but not limited to, of increasing the issuance of Mastercard PagSeguro Cards, as prepaid cards (“Mastercard PagSeguro Cards - Prepaid”), as well as the release of the new product defined in the Agreement as Mastercard PagSeguro Cards - Combo, which comprises Mastercard PagSeguro Credit Cards, with product code MLC, and the Mastercard PagSeguro Prepaid Cards, which can be used as debit cards, with product code OLC;
b)As of February 14, 2022 the Paries entered into the First Amendment to adjust the terms of the Agreement to include new card products in the composition of Mastercard PagSeguro Cards - Combo, resulting in the composition of Mastercard Portfolio, namely, Consumer Standard Credit Cards, with product code MCS, and the Consumer Single Message Prepaid Cards, with product code ORL, as well as to amend the Client’s Goal and general conditions to receive the Incentives; and
c)The Parties decided to enter into the Second Amendment to the Agreement to adjust the deadline to achieve the goals provided in the Agreement and, due to this adjustment, to change the business conditions applicable for the extension of deadline.

STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM	Exhibit 4.26
MASTERCARD BRASIL SOLUÇÕES DE PAGAMENTO LTDA. Avenida das Nações Unidas, 14.171, Torre Crystal, 20 andar São Paulo, SP.
ADT: 02296/23
The Parties hereby decide to execute this Second Amendment to the Agreement (“Second Amendment”), pursuant to the following terms conditions:
I)AMENDMENTS TO THE AGREEMENT
I.1In order to reflect the change of the deadline for the CLIENT to be able to achieve their goals, the Parties agree to adjust the definition of Year set forth in EXHIBIT A of the Agreement and the effectiveness of the Agreement, which will be in force with the following wording:
“Year – twelve-month (12) period, and for Year 2, we shall consider eighteen (18) months. Thus, each Year is defined as shown below:
-    Year 1 from 07/01/2020 to 06/30/2021
-    Year 3 from 1/1/2023 to 12/31/2023
-    Year 4 from 1/1/2024 to 12/31/2024
-    Year 5 from 1/1/2025 to 12/31/2025
-    Year 6 from 1/1/2026 to 12/31/2026
-    Year 7 from 1/1/2027 to 12/31/2027
Section 5.1 The Agreement will come into effect on the date it is executed, July 1st, 2020 (“Effective Date”) through the end of Year 7 (“End Date”), pursuant to Exhibit A, provided that the obligations set forth in Section VIII (“Confidentiality”) and Section XI (“General Conditions of the Agreement”) hereof shall survive until the date of execution hereof and after this agreement is ended or terminated. Each Year hereof will begin and end as set forth in Exhibit A.
I)Considering new new deadline applicable for Year 2, the CLIENT undertakes to perform the new obligations provided for Year 3, to be included in Section 3.1 of the Agreement:
3.1.7The CLIENT must achieve, from one year to the next one, the total growth of Mastercard Portfiolio, reaching at least [*****] of the Goal for the Total POS Revenue Volume of Mastercard Portfolio expected for those years. If the CLIENT fails to achieve the goal above-mentioned for those Years, no Incentive provided in the Agreement will be paid to the CLIENT, upon the assessment of the non-achievement of the Goal for the Total POS Revenue Volume of Mastercard Portfolio.
3.1.8    If at the end of Year 7, with check in Year 4, the CLIENT has not reached at least ninety percent (90%) of the Goal for the Total POS Revenue Volume of Mastercard Portfolio, as provided above, the CLIENT will be subject to the return of the full amount of the Sign-on Bonus, namely, [*****] provided in item “a” of Section 2.1, which shall be paid to MASTERCARD BRASIL. If the CLIENT reaches between [*****] and [*****] of the Goal for the Total POS Revenue Volume of Mastercard Portfolio expected for the end of Year 7, the CLIENT will return to MASTERCARD BRASIL the prorated amount missing to achieve [*****] of the goal for Year 1 that was paid in advance. Example: if [*****] of the goal is achieved, the CLIENT must return [*****] of the Incentive received. Any return of amounts shall be made through Mastercard Consolidated Billing System (“MCBS”) within sixty (60) days from the verification of non-achievement of the goal, without prejudice to the other penalties provided in the Agreement.
3.1.9    The CLIENT also undertakes: (i) to remedy all failures by its purchaser indicated by MASTERCARD BRASIL in the MCC through 03/31/2023 and for GRIP through 05/31/2023; (ii) to implement through 03/30/2024 the proposal of total combo with the credit option; and (iii) to allow MASTERCARD BRASIL to accept or decline against the other competitors in the market the offer of releasing before 03/30/2024 the Affluent combo (credit and prepaid single message).

STRATEGIC ALLIANCE AGREEMENT AND INCENTIVE PROGRAM	Exhibit 4.26
MASTERCARD BRASIL SOLUÇÕES DE PAGAMENTO LTDA. Avenida das Nações Unidas, 14.171, Torre Crystal, 20 andar São Paulo, SP.
ADT: 02296/23
II)RATIFICATION OF THE AGREEMENT’S CLAUSES
II.1The Parties hereby ratify all other terms and conditions of the Agreement that were not expressly mentioned herein, which remain in force, without changes, including the venue clause and electronic signature clause.
IN WITNESS WHEREOF, the Parties execute this Second Amendment, by their legal representatives, in the presence of two (2) witnesses, for all legal purposes, binding upon their represented parties and any successors or assignees thereof.
São Paulo, Friday, August 11, 2023.

_Artur Schunck (13 de_Agosto de 2023 07:26 ADT)		Renato Duarte (August 16, 2023 14:36 ADT)
PagSeguro Internet Instituição de Pagamento S.A.		PagSeguro Internet Instituição de Pagamento S.A.
Full Name:	Artur Schunck	Full Name:	Renato Duarte
Title:	CFO	Title:	Chief Legal Officer

_Márcio Soares (August 17, 2023 15:09 ADT)		Mauricio Fernandes (August 18, 2023 15:26 ADT)
Mastercard Brasil Soluções de Pagamento Ltda		Mastercard Brasil Soluções de Pagamento Ltda
Full Name:	Márcio Soares	Full Name:	Mauricio Fernandes
Title:	SVP	Title:	SVP

WITNESSES: 1.	Carolina Forner (August 16, 2023 16:53 ADT)	2. Karla Facchini (18 de_Agosto d_e 2023 15:53 ADT)

Signature:
Letícia Martins Melo (August 11, 2023 14:14 ADT)
Email:	[*****]